EXHIBIT 10.2

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 18th day of June, 2007, but shall be effective as of 7:00 a.m. Central Standard Time on the 1st day of June, 2007 (the “Effective Time”), by and between Miss-Lou Petroleum LLC, a Louisiana limited liability company, whose address is 225 North Columbia Street, Covington, Louisiana 70433 (hereinafter referred to as “Miss-Lou” or “Seller”) and Affiliated Holdings, Inc., a Texas corporation, whose address is 5075 Westheimer Road, Suite 975, Houston, Texas 77056 (hereinafter referred to as “Affiliated” or “Buyer”)(sometimes herein Seller and Buyer are collectively called the “Parties” and, individually, called a “Party”).

RECITALS

Whereas, pursuant to that certain Act of Sale and Assignment, dated effective as of August 1, 2003, recorded in Conveyance Book 946, Page 704, under File No. 598664 of the records of Jefferson Davis Parish, Louisiana (the “Prior Act of Sale and Assignment”), Plymouth Resource Group II, Inc. (“Plymouth”) conveyed to Miss-Lou an undivided fifty percent (50%) interest in and to:

(a) The oil, gas and mineral leases and other mineral rights and interests described in Exhibit A-l, together with an undivided fifty percent (50%) interest in and to the rights of Plymouth in respect of any pooled, communitized or unitized acreage of which any such interest is a part (collectively, the “Leasehold Interests”);

(b) The wells described in Exhibit A-2 (the “Wells”); and

(c) The immovable property described in Exhibit A-3 (the “Land”);

Whereas, such undivided interests in and to the Leasehold Interests, the Wells, and the Land are: (i) to Seller’s knowledge the same undivided interests in and to the properties described in the Prior Act of Sale and Assignment; and (ii) referred to hereafter as the “Subject Properties”);

Whereas, together with the Subject Properties, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the following:

(a) All of Seller’s right, title, and interest in and to all of the immovable, movable and mixed property of Seller, or in which Seller owns an interest, that is attributable or allocable to the Leasehold Interests and used or held for use in connection with the exploration, development, operation or maintenance of any of the Leasehold Interests or the production, treatment, measurement, storage, gathering, transportation or marketing of oil, gas or other hydrocarbons attributable to the Leasehold Interests (or the interests of others therein), including, without limitation: (i) all wells, platforms, equipment and facilities that, as of the Effective Time were used or held for use in connection with the exploration, development, operation or maintenance of any Leasehold Interests or the production, treatment, measurement, storage, gathering, transportation or marketing of oil, gas or other hydrocarbons attributable to the Leasehold Interests, including, without limitation, the Wells (including saltwater disposal wells, if any), well equipment, casing, tanks, gas separation and field processing units, portable and permanent well test equipment, buildings, tubing, pumps, motors, fixtures, machinery, materials, supplies, inventory, telephone and communication equipment, computing equipment and other equipment, pipelines, gathering systems, power lines, telephone and telegraph lines, roads, vehicles, gas processing plants and other property used in the operation thereof: (ii) all oil and gas and other hydrocarbon volumes produced on or after the Effective Time; and (iii) all other rights, privileges, benefits, powers, and appurtenances conferred upon Seller or the owner and holder of the Leasehold Interests, including, without limitation, all rights, privileges, benefits and powers of Seller with respect to the use and occupation of the surface of, and subsurface depths under, the land covered by each Leasehold Interest, which may be necessary, convenient or incidental to the possession and enjoyment of such Leasehold Interest (collectively, the “Related Property”);

(b) All of Seller’s right, title, and interest in and to all original files, records, data, information and documentation of Seller (or if originals are not available, copies of such items) pertaining to or evidencing Seller’s use, ownership or operation of any of the assets, or the maintenance or operation thereof, or to any units in which any of the Leasehold Interests may be included or to the producing, treating, measuring, processing, storing, gathering, transporting or marketing of oil and gas attributable to the Leasehold Interests or such units and water, brine or other minerals and products produced in association therewith, including, without limitation, lease files, land files, well files, production sales agreement files, division order files, title opinions and abstracts, legal records (excluding any records or information the disclosure of which would result in the waiver of an attorney-client privilege), tax records, financial and accounting records, governmental, tribal and regulatory filings and permits, environmental records, and, except to the extent the transfer thereof may not be made without violating applicable contractual restrictions, geological and geophysical data, seismic records, production reports, maps, and computer software (collectively, the “Records”);

(c) All rights of Seller in and to those instruments and agreements listed on Exhibit A-l hereto, the other instruments and agreements under which Seller’s interests in the Leasehold Interests arise, and all other agreements and contractual rights, easements, rights-of-way, servitudes, and other rights, privileges, and benefits to the extent relating to the Leasehold Interests, the Wells, the Land, and the Records, including, without limitation, all rights of Seller in, to and under or derived from all production sales contracts, operating agreements, pooling, unitization or communitization agreements, purchase, exchange or processing agreements, production handling agreements, surface leases, easements or rights-of-way, farmout or farmin agreements, dry hole or bottom hole contribution agreements, seismic agreements, permits, licenses, options, orders and all other contracts, agreements and instruments relating to the exploration for, or the development, production, storage, gathering, treatment, transportation, processing, or sale or disposal of oil, gas, other hydrocarbons, other minerals, water, brine or other substances from any Leasehold Interest or any units of which they are a part (collectively, the “Rights”)( the Subject Properties, the Related Property, the Records, and the Rights are herein collectively called the “Assets”); and

Whereas, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements contained herein, on the Closing Date (as such term is defined hereinafter), but effective as of the Effective Time, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and pay for, the Assets, pursuant to the following terms and conditions:

(1)
PURCHASE PRICE. The purchase price for the sale of the Assets by Seller to Buyer is FIVE HUNDRED AND NO/100 DOLLARS ($500,000) (the “Purchase Price”), to which amount shall be applied a deposit that has been paid by Buyer to Seller, the receipt of such deposit and full acquittance therefor are hereby acknowledged by Seller, in the amount of SEVEN THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($7,500), and shall be payable to Seller by Buyer as set forth hereinafter.

(2)
DUE DILIGENCE. Prior to Closing, as that term is defined hereinafter, Seller will provide access to Buyer to all contract and title information pertaining to the Assets available in Seller’s files. Prior to Closing, Buyer will cause the appropriate public records to be examined in order to assess Seller’s title to the Subject Properties. In the event a significant title defect is discovered prior to Closing which, in Buyer’s opinion, cannot be cured within sixty (60) days from the discovery thereof, Seller and Buyer shall endeavor to reach a mutually acceptable understanding in writing with respect thereto, failing which Buyer may terminate its obligation to purchase the Assets pursuant to Section (20) and, upon such termination, Seller’s obligation to sell the Assets shall terminate, and neither Party shall have any other obligations with respect to the matters set forth in this Agreement.

(3)
FORM OF ASSIGNMENT. At Closing, Seller and Buyer shall execute, acknowledge, and deliver to each other the Assignment and Bill of Sale in the form attached hereto and identified as Exhibit B (the “Assignment”). In the Assignment, Seller shall bind itself and its respective successors and assigns to warrant title to the Assets unto Buyer, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through and under Seller, but not otherwise, and with full substitution and subrogation of Buyer in and to: (i) all warranties of title heretofore made by Seller’s predecessors in title in respect of the Assets; and (ii) all rights and actions which Seller has or may have against all preceding owners and vendors.

(4)
WARRANTY. Except as to the limited warranty of title described in Section (3) and set forth in the Assignment, the Assets shall be sold without warranty of title, either express or implied, as to description, title, condition, quality, fitness for purpose, merchantability or completeness or otherwise, and with full substitution and subrogation in and to all rights and actions of warranty which Seller has or may have against all preceding owners and vendors. Further, any movable or tangible property situated on and comprising a portion of the Assets is sold on an “as is, where is” basis without any warranty, either express or implied, as to title, value, quality, condition or fitness for any purpose.

(5)
EXISTING OBLIGATIONS. Seller warrants that the Assets will be sold by Seller to Buyer free and clear of all liens or encumbrances of any kind or character placed thereon by or through Seller. The Assets, however, will be sold by Seller to Buyer subject to the following contracts , and the Assets shall be deemed to include all of Seller’s rights and interests (and Seller’s obligations) in and to such contracts on and after the Effective Time, to-wit:

(a)	Prior Act of Sale and Assignment, including the rights and interests expressly reserved therein by Plymouth;

(b)	Joint Operating Agreement dated November 4, 2006, executed by and between Plymouth, as Operator, and Miss-Lou, as Non-Operator;

(c)
Letter Agreement - Recompletion of Empire #5 Welsh Field, Jefferson Davis Parish, Louisiana, , executed by and between Miss-Lou, EK Oil Company, Inc. (“EK”) and Bacque & Bacque, LLC (“Bacque”), as owners, and Allan Singer, agreed and accepted on November 22, 2006;

(d)
Letter Agreement - Recompletion of Empire #5 Welsh Field Jefferson Davis Parish, Louisiana, executed by and between Miss-Lou, EK and Bacque, as owners, and Ronald S. D’Antoni, agreed to and accepted on November 20, 2006;

(e)
Letter Agreement - Recompletion of Empire #5 Welsh Field Jefferson Davis Parish, Louisiana, executed by and between Miss-Lou, EK and Bacque, as owners, and Gary Brozowski, agreed to and accepted on November ___, 2006;

(f)
Letter Agreement - Recompletion of Empire #5 Welsh Field Jefferson Davis Parish, Louisiana, executed by and between Miss-Lou, EK and Bacque, as owners, and Steven Sinek, agreed to and accepted on November 23, 2006; and

(g)
Letter Agreement - Plymouth Resource Group II, Inc. - Empire No. 5 Welsh Field, Jefferson Davis Parish, Louisiana, executed by and between Miss-Lou, EK and Bacque, as owners, and Boyd Byers, agreed to and accepted on February 13, 2007.

(6)
CONSENTS TO ASSIGN AND/OR PREFERENTIAL RIGHTS TO PURCHASE. Seller represents to Buyer that the Assets are not subject to any third party preferential rights to purchase, rights of first refusal, other rights of preference in favor of third persons, restrictions on assignment, or consents to assign except (i) to the extent applicable, the approval of the State Mineral Board of the State of Louisiana with respect to any transfer of a state lease, which governmental approval must be obtained subsequent to the execution of the Assignment and Closing, and (ii) the approval of North American Land Company, L.L.C. with respect to the North American Lease, as discussed under Section (32) below.

(7)
INDEMNIFICATION. If Closing occurs, Buyer shall assume full responsibility for the Assets on and after the Effective Time and shall fully defend, protect, indemnify and hold Seller, its officers, directors, employees and agents, harmless (and keep Seller, its officers, directors, employees and agents, harmless) from and against any and all losses, claims, demands, suits, expenses, including reasonable attorney’s fees, court costs and costs of investigation, causes of action, and any sanctions of any kind and character (including reasonable attorney’s fees, court costs and cost of investigation) which may be made or asserted by Buyer, Buyer’s assigns, Buyer’s employees, agents, contractors and subcontractors and employees thereof, or by any third persons, on account of personal injury, death or property damage, including claims for pollution, environmental damage, and regulatory compliance, any fines or penalties assessed on account of such damage and causes of action alleging statutory liability, caused by, arising out of, or in any way incidental to the ownership of or operations conducted on the Subject Properties on and after the Effective Time. Further, Buyer expressly assumes Seller’s proportionate share of all costs, expenses, obligations and liabilities associated with the proper plugging and abandonment and removal of all wells and facilities, if any, presently situated on the Subject Properties.

If Closing occurs, Seller agrees to fully defend, protect, indemnify and hold Buyer, its officers, directors, employees and agents, harmless (and keep Buyer, its officers, directors, employees and agents, harmless) from and against any and all losses, claims, demands, suits, expenses, including reasonable attorney’s fees, court costs and cost of investigation, causes of action, and any sanctions of any kind and character (including reasonable attorney’s fees, court costs and cost of investigation) which may be made or asserted by Seller, Seller’s employees, agents, contractors and subcontractors and employees thereof, or by any third persons, on account of personal injury, death or property damage, including claims for pollution, environmental damage, and regulatory compliance, any fines or penalties assessed on account of such damage and causes of action alleging statutory liability, caused by, arising out of or in anyway incidental to the ownership of, or operations connected on the Subject Properties for the period from August 1, 2003, to the Effective Time.

(8)
EXPENSES AND REVENUES. It is understood and agreed by and between Seller and Buyer that prior to the Effective Time, Seller shall be responsible for all costs and expenses attributable to the Assets and shall be entitled to all production and/or production proceeds attributable to the Assets. Further, Seller and Buyer agree that on and after the Effective Time, Buyer shall be responsible for all costs and expenses attributable to the Assets and shall be entitled to all production and/or production proceeds attributable to the Assets. Any revenues and/or expenses not properly accounted for or credited to the Parties prior to the Closing Date with respect to the Assets shall be the subject of a post-closing settlement which shall be made between the Parties within 120 days from the Closing Date.

(9)
FILING EXPENSES. Buyer, at its expense, shall be solely responsible for filing of the Assignment in the appropriate public records. Buyer shall furnish Seller with a copy of the Assignments reflecting all appropriate recordation references.

(10)
COMPLIANCE WITH LAWS. Buyer shall comply with all applicable laws, ordinances, rules and regulations and shall promptly obtain all permits, if any, required by public authorities in connection with the purchase of the Assets. Seller represents and warrants that, to the best of its knowledge, it has complied with all laws, ordinances, rules, regulations and orders applicable to the Assets with respect to and during the period of its ownership of the Assets.

(11)	NO BROKER FEES. Each Party represents and warrants to the other that no brokerage fee or commission pertaining to the transactions provided for in this Agreement exists.

(12)	REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that:

(a)
Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana, Seller has full legal power, right and authority to carry on it business as same is now being conducted and has the full legal power, authority and right to enter into this Agreement and perform the transactions contemplated hereby.

(b)
The consummation of the transactions contemplated by this Agreement will not result in the creation or imposition of any lien, charge or other encumbrance upon the Assets and will not violate, nor be in conflict with: (i) any provision of Seller’s organizational papers or documents; (ii) any material agreement or instrument to which Seller is a party or by which Seller or any of the Assets are bound (iii) any judgment, order, ruling or decree applicable to Seller as a party in interest or any law, rule or regulation applicable to Seller.

(c)
The execution, delivery and performance of this Agreement, the execution and delivery of the Assignment, and the transactions contemplated hereby are duly and validly authorized by all requisite company action on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

(d)
There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or governmental body and there are no legal, administrative or arbitration proceedings pending or, to Seller’s knowledge, threatened against Seller that will have a material adverse effect on the use, ownership or operation of the Assets.

(13)	REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that:

(a)
Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, Buyer has full legal power, right and authority to carry on it business as same is now being conducted and has the full legal power, authority and right to enter into this Agreement and perform the transactions contemplated hereby.

(b)
The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Buyer’s articles or certificate of incorporation or by-laws, any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law, rule or regulation applicable to Buyer.

(c)
The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

(d)
There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or governmental body and there are no legal, administrative or arbitration proceedings pending or, to Buyer’s knowledge, threatened against Buyer that will have a material adverse effect on the use, ownership or operation of the Assets.

(14)
SELLER’S CONDITIONS TO CLOSE. Seller’s obligation to consummate the transactions provided for herein is subject, at the option of Seller, to satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)	The representations and warranties of Buyer herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

(b)	Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to Closing.

(c)	No suit, action or other proceedings shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

(15)
BUYER’S CONDITIONS TO CLOSE. Buyer’s obligation to consummate the transactions provided for herein is subject, at the option of Buyer, to satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)	The representations and warranties of Seller herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

(b)	Seller shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to Closing.

(c)	No suit, action or other proceedings shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

(d)
Buyer shall have completed its title verification efforts with respect to Seller’s title to the Subject Properties and shall have verified that Seller owns the interests in and to the Subject Properties represented and warranted herein and such ownership is free and clear of any liens or encumbrances placed thereon by Seller.

(16)
CLOSING. If the conditions referred to in Sections (14) and (15) of this Agreement have been satisfied or waived in writing, consummation of the transactions contemplated by this Agreement (“Closing”) shall take place at the offices of Seller in Covington, Louisiana, or at such place and time as the Parties may mutually agree. The date on which the Closing occurs (the “Closing Date”) shall be June 18, 2007, on or before 10:30 a.m. unless an earlier or later date is mutually agreed to by the Parties.

(17)	CLOSING ACTIVITIES. If Closing occurs, at Closing (or such later date expressly set forth below):

(a)
Seller and Buyer shall execute multiple originals of the Assignment and such other letters or instruments, including letters in lieu of transfer orders, as may be necessary in order to convey the Assets to Buyer and entitle Buyer to receive all production proceeds attributable to the Subject Properties;

(b)
Buyer shall deliver to Seller the Purchase Price, subject to any adjustments mutually agreed to by the Parties, by wire transfer in immediately available funds to the bank designated in writing by Seller prior to Closing;

(c)	Within 14 days from Closing, Seller shall deliver to Buyer copies of all files, contracts and documents affecting Seller’s title to the Subject Properties to which Seller has access;

(d)	Seller shall deliver to Buyer such executed forms as are required from Seller in order that Buyer may succeed Seller, if applicable, as the operator of the Subject Properties;

(e)	Seller shall execute such other instruments and take such other action as may be necessary to carry out its obligations under this Agreement; and

(f) Buyer shall execute such other instruments and take such other action as may be necessary to carry out its obligations under this Agreement.

(18)
TAXES. All ad valorem taxes, real property taxes, personal property taxes and similar obligations (“Property Taxes”) attributable to the Assets shall be apportioned as of the Effective Time between Seller and Buyer regardless of the date on which such taxes are assessed and/or payable. The owner of record on the assessment date shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall pay or cause to be paid to the taxing authorities all Property Taxes relating to the tax periods during which the Effective Time occurs. Each Party to this Agreement shall provide the other Party with reasonable access to all relevant documents, data and other information (other than that which is subject to an attorney-client privilege) which may be required by the other Party for the purpose of preparing tax returns, filing refund claims and responding to any audit by any taxing jurisdiction. Each Party to this Agreement shall cooperate with all reasonable requests of the other Party made in connection with contesting the imposition of taxes. Notwithstanding anything to the contrary in this Agreement, neither Party to this Agreement shall be required at any time to disclose to the other Party any tax return or other confidential tax information. Except where disclosure is required by applicable law or judicial order, any information obtained by a Party pursuant to this Section (18) shall be kept confidential by such Party, except to the extent disclosure is required in connection with the filing of any tax returns or claims for refund or in connection with the conduct of an audit, or other proceedings in response to an audit, by a taxing jurisdiction.

(19)	TERMINATION. This Agreement and the transactions contemplated hereby may be terminated:

(a)	At any time at or prior to Closing by Buyer, in accordance with Section (2), by the delivery of written notice to Seller;

(b)	At any time at or prior to Closing by mutual consent of Seller and Buyer; or

(c)	At any time at or after June 20, 2007, by Seller or Buyer, by the delivery of written notice to the other Party, if Closing shall not have occurred by such date;

provided, however, that no such Party may exercise any right of termination pursuant to this Section (19) if the event giving rise to such termination right shall be due to the willful failure of such Party to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such Party.

(20)
EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section (19), this Agreement shall become void and of no further force or effect (except for the provisions of Sections (21) through (32), which shall survive such termination and continue in full force and effect); provided, however, that, if either Party is in default of its obligations under this Agreement at the time this Agreement is so terminated, such defaulting Party shall continue to be liable to the other Party for damages (but in no event for specific performance) in respect of such default and such liability shall not be affected by such termination.

(21)
GOVERNING LAW. THIS AGREEMENT AND ALL INSTRUMENTS EXECUTED IN ACCORDANCE WITH IT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA, WITHOUT REGARD TO CONFLICT OF LAW RULES THAT WOULD DIRECT APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT IT IS MANDATORY THAT THE LAW OF SOME OTHER JURISDICTION, WHEREIN THE ASSETS ARE LOCATED, SHALL APPLY. The laws of the state wherein the Leasehold Interests are located shall control as to all matters pertaining to title and to the evaluation of encumbrances placed upon such Leasehold Interests pursuant to Section (5) herein.

(22)
ENTIRE AGREEMENT. This Agreement, including all Exhibits attached hereto and made a part hereof constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to same (including, without limitation, the Binding Letter of Intent executed by the Parties and dated April 2, 2007). No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties.

(23)
NO WAIVER. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(24)	CAPTIONS. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(25)	SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon Seller and Buyer and upon their respective successors, assigns, and legal representatives.

(26)
NOTICES. Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by depositing same in the mail, addressed to the Party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee, except that notice given by telecopier shall be deemed given and received upon receipt only if received during normal business hours and if received other than during normal business hours shall be deemed received as of the opening of business on the next Business Day(such term means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in Houston, Texas). For purposes of notice, the addresses of the parties shall be as follows:

For Seller:

Miss-Lou Petroleum LLC
225 North Columbia Street
Covington, Louisiana 70433
Attn: Ruben A. Shealy
Telecopy No.: 985/871-5199

For Buyer:

Affiliated Holdings, Inc.
5075 Westheimer Road, Suite 975
Houston, Texas 77056
Attn: Kevan Casey, President
Telecopy No.: 713/402-6799

Each Party shall have the right, upon giving 10 days’ prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

(27)
EXPENSES. Except as otherwise provided herein, each Party shall be solely responsible for all expenses incurred by such Party in connection with the transactions contemplated by this Agreement (including, without limitation, fees and expenses of its own counsel and consultants).

(28)
PUBLICITY. With regard to all publicity and other releases issued at or prior to Closing concerning this Agreement and the transactions contemplated hereby, neither Party shall issue any publicity or other release without the prior written consent of the other Party, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange.

(29)
NO THIRD-PARTY BENEFICIARY. Except as expressly provided herein, this Agreement is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third-party beneficiaries.

(30)
LIMITATION OF DAMAGES. Notwithstanding any other provision of this Agreement (or any other agreement related hereto) to the contrary, in no event shall either Party be liable to the other or entitled to recover incidental, consequential, special, indirect, multiple, statutory, exemplary or punitive damages.

(31)
SURVIVAL. The warranties, covenants and obligations of the Parties under this Agreement shall survive the Closing. The limited warranty of title in the Assignment shall survive closing and shall not expire. The representations of the Parties made in this Agreement shall survive the Closing except that the representation of Seller set forth and contained in Section (6) shall survive Closing but thereafter terminate at the expiration of four (4) years after Closing. The limitation of damages contained in Section (30) shall survive Closing and shall not expire.

(32)
NORTH AMERICAN LAND COMPANY, L.L.C. OIL AND GAS LEASE. Reference is hereby made for all purposes to the Oil and Gas Lease identified under item 10. on Exhibit A-1 (the “North American Lease”). Notwithstanding anything to the contrary set forth in this Agreement, Seller currently is entitled to an assignment from Plymouth Resources Group, II, Inc. (“Plymouth”) of an undivided 50% working interest in and to the North American Lease. If Closing occurs, Buyer will be entitled to obtain directly from Plymouth an assignment of such undivided 50% working interest in and to the North American Lease. To the extent any transfer pursuant to this Agreement or the planned assignment from Plymouth to Buyer requires the consent or approval of the Lessor to the North American Lease, obtaining such consent or approval will not be the responsibility of Seller.

(33)
COUNTERPARTS; EXHIBITS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All Exhibits attached hereto are hereby made a part of this Agreement and incorporated herein by this reference.

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IN WITNESS WHEREOF, this Agreement is executed by the undersigned, duly authorized representatives of each of the Parties on the date first above written.

“SELLER”

WITNESSES:     Miss-Lou Petroleum LLC

________________________   By: /s/  Ruben A. Shealy
                    Ruben A. Shealy
________________________    Managing Member
(Printed Name of Witness)

(Printed Name of Witness)

“BUYER”

WITNESSES:     Affiliated Holdings, Inc.

_________________________   By:  /s/  Kevan Casey
                    Kevan Casey
_________________________    President
(Printed Name of Witness)

(Printed Name of Witness)

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Exhibit A-1

to
Purchase and Sale Agreement
dated effective June 1, 2007
between
Miss-Lou Petroleum LLC and Affiliated Holdings, Inc.

Oil, Gas and Mineral Leases

1.
Lease for Oil, Gas and Other Liquid or Gaseous Minerals, dated January 14, 1991, effective January 14, 1991, by the State of Louisiana, as Lessor, in favor of Baca Petroleum Corp., as Lessee, recorded in Volume 734 at Page 304 under Entry No. 498732 of the Conveyance Records of Jefferson Davis Parish, Louisiana. (State Lease No. 13944)

2.
Oil, Gas and Mineral Lease dated October 1, 1990, effective October 1, 1990, by Welsh Oil Land & Development Company, Inc., as Lessor, in favor of Baca Petroleum Corp., as Lessee, recorded in Volume 734 at Page 376 under Entry No. 498757 of the Conveyance Records of Jefferson Davis Parish, Louisiana.

3.
Oil, Gas and Mineral Lease dated December 17, 1993, effective September 18, 1991, by M W Petroleum Corporation, as Lessor, in favor of Baca Petroleum Corporation, as Lessee, a Declaration of Oil and Gas Lease being recorded in Volume 836 at Page 617 under Entry No. 54218 of the Conveyance Records of Jefferson Davis Parish, Louisiana.

4.
Oil, Gas and Mineral Lease dated October 31, 2002, effective October 31, 2002, by John Ennis Sorrels, Jr., Trustee, as Lessor, in favor of EK Oil Co., as Lessee, recorded in Volume 945 at Page 771 under Entry No. 598155 of the Conveyance Records of Jefferson Davis Parish, Louisiana.

5.
Oil, Gas and Mineral Lease dated October 31, 2002, effective October 31, 2002, by Gwin Sorrels Jones, as Lessor, in favor of EK Oil Co., as Lessee, recorded in Volume 945 at Page 775 under Entry No. 598156 of the Conveyance Records of Jefferson Davis Parish, Louisiana.

6.
Oil, Gas and Mineral Lease dated October 31, 2002, effective October 31, 2002, by John E. Dees, Jr., as Lessor, in favor of EK Oil Co., as Lessee, recorded in Volume 945 at Page 780 under Entry No. 598157 of the Conveyance Records of Jefferson Davis Parish, Louisiana.

7.
Oil, Gas and Mineral Lease dated October 31, 2002, effective October 31, 2002, by Nancy Dees Dixon, as Lessor, in favor of EK Oil Co., as Lessee, recorded in Volume 945 at Page 784 under Entry No. 598158 of the Conveyance Records of Jefferson Davis Parish, Louisiana.

8.
Oil, Gas and Mineral Lease dated October 31, 2002, effective October 31, 2002, by Susan Dees, as Lessor, in favor of EK Oil Co., as Lessee, recorded in Volume 945 at Page 788 under Entry No. 598159 of the Conveyance Records of Jefferson Davis Parish, Louisiana.

9.
Oil, Gas and Mineral Lease dated October 31, 2002, effective October 31, 2002, by Elizabeth Dees Pulley, as Lessor, in favor of EK Oil Co., as Lessee, recorded in Volume 945 at Page 792 under Entry No. 598160 of the Conveyance Records of Jefferson Davis Parish, Louisiana.

10.
Oil and Gas Lease dated July 20, 2006, effective July 20, 2006, by North American Land Company, L. L. C., as Lessor, in favor of Plymouth Resources Group, II, Inc., as Lessee, a Memorandum of which is recorded in Volume 987 at Page 15 under Entry No. 621315 of the Conveyance Records of Jefferson Davis Parish, Louisiana.

Ex. A-1

Exhibit A-2

to
Purchase and Sale Agreement
dated effective June 1, 2007
between
Miss-Lou Petroleum LLC and Affiliated Holdings, Inc.

Wells

Well Name	Serial No.	WI	NRI

Cris H 1 RD SUA; SL 13944	213584	50.00%	37.75%
Dees, et al #6-D	148368	50.00%	37.50%
Dees, et al #3-D	114794	50.00%	37.50%
Dees, et al, #6	147849	50.00%	37.50%
Dees, et al SWD #3	113870	50.00%	37.50%
Empire Land #1	211615	50.00%	37.50%
Empire Land #2	211764	50.00%	37.50%
Empire Land #3	213346	50.00%	37.50%
Farmers Oil Fee # 7	107776	50.00%	37.50%
Farmers Oil Fee # 7-D	108821	50.00%	37.50%
Farmers Oil Fee #10	155343	50.00%	37.50%
Farmers Oil Fee #10-D	156461	50.00%	37.50%
Farmers Oil Fee #11	186796	50.00%	37.50%
Farmers Oil Fee #2	102835	50.00%	37.50%
Farmers Oil Fee #4	104974	50.00%	37.50%
Farmer’s Oil Fee #8	125640	50.00%	37.50%
Gulf Tabor #5 SWD	38727	50.00%	37.50%
T. A. Dees #5	137982	50.00%	37.50%

Ex. A-2

Exhibit A-3

to
Purchase and Sale Agreement
dated effective June 1, 2007
between
Miss-Lou Petroleum LLC and Affiliated Holdings, Inc.

Lands
Jefferson Davis Parish, Louisiana

Township 9 South, Range 5 West

Tract 1: Approximately 139 acres of land, more or less, in Section 27, Township 9 South, Range 5 West, in Welsh, Jefferson Davis Parish, Louisiana, more fully described as follows:

A. The following lots of the Norman C. Craig Subdivision in the Northeast Quarter (NE/4) of Section 27, T9S-R5W as follows:

Block 5: Lots 7 through 12
Block 6: Lots 1 through 12 (All)
Block 7: Lots 1 through 12 (All)
Block 8: Lots 1 through 12 (All)
Block 9: Lots 1 through 12 (All)
Block 10: Lots 1 through 12 (All)
Block 13: Lots 1 through 12 (All)
Block 14: Lots 1 through 12 (All)
Block 15: Lots 1 through 12 (All)

B.  The North Half (N/2) of Lot 10 and all of Lots 11, 12, 13, 14, 15 & 16 of Stephens, Matthews, Dwiggins and Carrs (S.M.D.C.) Subdivision in the Northwest Quarter (NW/4) of Section 27, T9S-R5W; and

C.  That portion of the Southeast Quarter (SE/4) of Section 27, T9S-R5W, lying north of the Louisiana Western Railway Company, railroad right-of-way, extending West from the East boundary line of said Southeast quarter of the west line thereof, containing nineteen acres, more or less;

Tract 2: Lots 51 & 73 of Block A of the Colorado & Texas Oil Company Subdivision in the North Half of Southeast Quarter (N/2 SE/4) of Section 21, T9S-R5W; and Lot 1 of Block 5 and Lot 10 of Block 6 of the E. S. Woods Subdivision in the South Half of Southeast Quarter (S/2 SE/4) of Section 21, T9S-R5W, situated in Jefferson Davis Parish, Louisiana.

Being the same lands as those acquired by Plymouth Resource Group, II, Inc., from Victory Financial Group, Inc. on October 1, 2002, recorded in Book 938, at Page 695, under Entry No. 593841 of the Conveyance Records of Jefferson Davis Parish, Louisiana; and partially assigned by Plymouth Resource Group, II, Inc. to Miss-Lou Petroleum, LLC, on August 1, 2003, recorded in Book 946, at Page 704, under Entry No. 598664 of the Conveyance Records of Jefferson Davis Parish, Louisiana.

Ex. A-3

Exhibit B

ACT OF SALE AND ASSIGNMENT

STATE OF LOUISIANA

PARISH OF JEFFERSON DAVIS

This Act of Sale and Assignment (this “Assignment”) is made and entered into effective as of June 1, 2007 (“Effective Time”), by and between Miss-Lou Petroleum LLC, a Louisiana limited liability company, whose address is 225 North Columbia Street, Covington, Louisiana 70433 (“Seller”), and Affiliated Holdings, Inc., a Texas corporation, whose address is 5075 Westheimer Road, Suite 975, Houston, Texas 77056 (“Buyer”)(sometimes herein Seller and Buyer are collectively called the “Parties” and, individually, called a “Party”).

1.

Reference is hereby made for all purposes to that certain Act of Sale and Assignment, dated effective as of August 1, 2003, recorded in Conveyance Book 946, Page __, under File No. 598664, of the records of Jefferson Davis Parish, Louisiana (the “Prior Act of Sale and Assignment”), executed by Plymouth Resource Group II, Inc. (“Plymouth”) in favor of Seller, whereby Plymouth conveyed to Seller:

(a) An undivided fifty percent (50%) interest in and to the oil, gas and mineral leases and other mineral rights and interests described in the attached Exhibit A-l, together with an undivided fifty percent (50%) interest Plymouth’s rights in respect of any pooled, communitized or unitized acreage of which any such interest is a part (collectively, the “Leasehold Interests”);

(b) An undivided fifty percent (50%) interest in and to the wells described in the attached Exhibit A-2 (the “Wells”); and

(c) An undivided fifty percent (50%) interest in and to the immovable property described in the attached Exhibit A-3 (the “Land”).

Such undivided interests in and to the Leasehold Interests, the Wells, and the Land are: (i) the same undivided interests in and to the properties described in the Prior Act of Sale and Assignment; and (ii) referred to hereafter as the “Subject Properties”).

2.

NOW, THEREFORE, for and in consideration of the sum of ONE THOUSAND AND NO/100 DOLLARS (($1,000), together with other good and valuable consideration, paid by Buyer to Seller, the receipt and adequacy of which are hereby acknowledged by Seller, Seller does hereby and by these presents sell, assign, convey and transfer to Buyer, effective, however, as of the Effective Time:

(a)  all of its right, title and interest in and to the Subject Properties and in and to the Prior Act of Sale and Assignment;.

(b) All of Seller’s right, title, and interest in and to all of the immovable, movable and mixed property of Seller, or in which Seller owns an interest, that is attributable or allocable to the Leasehold Interests and used or held for use in connection with the exploration, development, operation or maintenance of any of the Leasehold Interests or the production, treatment, measurement, storage, gathering, transportation or marketing of oil, gas or other hydrocarbons attributable to the Leasehold Interests (or the interests of others therein), including, without limitation: (i) all wells, platforms, equipment and facilities that, as of the Effective Time were used or held for use in connection with the exploration, development, operation or maintenance of any Leasehold Interests or the production, treatment, measurement, storage, gathering, transportation or marketing of oil, gas or other hydrocarbons attributable to the Leasehold Interests, including, without limitation, the Wells (including saltwater disposal wells, if any), well equipment, casing, tanks, gas separation and field processing units, portable and permanent well test equipment, buildings, tubing, pumps, motors, fixtures, machinery, materials, supplies, inventory, telephone and communication equipment, computing equipment and other equipment, pipelines, gathering systems, power lines, telephone and telegraph lines, roads, vehicles, gas processing plants and other property used in the operation thereof: (ii) all oil and gas and other hydrocarbon volumes produced on or after the Effective Time; and (iii) all other rights, privileges, benefits, powers, and appurtenances conferred upon Seller or the owner and holder of the Leasehold Interests, including, without limitation, all rights, privileges, benefits and powers of Seller with respect to the use and occupation of the surface of, and subsurface depths under, the land covered by each Leasehold Interest, which may be necessary, convenient or incidental to the possession and enjoyment of such Leasehold Interest (collectively, the “Related Property”);

(c) All of Seller’s right, title, and interest in and to all original files, records, data, information and documentation of Seller (or if originals are not available, copies of such items) pertaining to or evidencing Seller’s use, ownership or operation of any of the assets, or the maintenance or operation thereof, or to any units in which any of the Leasehold Interests may be included or to the producing, treating, measuring, processing, storing, gathering, transporting or marketing of oil and gas attributable to the Leasehold Interests or such units and water, brine or other minerals and products produced in association therewith, including, without limitation, lease files, land files, well files, production sales agreement files, division order files, title opinions and abstracts, legal records (excluding any records or information the disclosure of which would result in the waiver of an attorney-client privilege), tax records, financial and accounting records, governmental, tribal and regulatory filings and permits, environmental records, and, except to the extent the transfer thereof may not be made without violating applicable contractual restrictions, geological and geophysical data, seismic records, production reports, maps, and computer software (collectively, the “Records”); and

(d) All rights of Seller in and to those instruments and agreements listed on Exhibit A-l hereto and in Section 4 of this Agreement, the other instruments and agreements under which Seller’s interests in the Leasehold Interests arise, and all other agreements and contractual rights, easements, rights-of-way, servitudes, and other rights, privileges, and benefits to the extent relating to the Leasehold Interests, the Wells, the Land, and the Records, including, without limitation, all rights of Seller in, to and under or derived from all production sales contracts, operating agreements, pooling, unitization or communitization agreements, purchase, exchange or processing agreements, production handling agreements, surface leases, easements or rights-of-way, farmout or farmin agreements, dry hole or bottom hole contribution agreements, seismic agreements, permits, licenses, options, orders and all other contracts, agreements and instruments relating to the exploration for, or the development, production, storage, gathering, treatment, transportation, processing, or sale or disposal of oil, gas, other hydrocarbons, other minerals, water, brine or other substances from any Leasehold Interest or any units of which they are a part (collectively, the “Rights”) (the Subject Properties, the Related Property, the Records, and the Rights are herein collectively called the “Assets”).

TO HAVE AND TO HOLD the Assets unto Buyer and its successors and assigns forever, and, and this Assignment is made with full rights of substitution and subrogation of Buyer in and to all indemnifications, covenants, and warranties by others heretofore given or made with respect to the Assets, subject to the following terms and conditions:

(a) Except with respect to matters to which this Assignment is made subject, Seller does hereby bind itself and its successors and assigns to WARRANT AND FOREVER DEFEND the interests in and to the Assets as set forth on Exhibits A-1 and A-2 against every person whomsoever lawfully claiming the same or any part thereof by, through, or under Seller, but not otherwise, and does otherwise bind itself and its successors and assigns to WARRANT AND FOREVER DEFEND all and singular title to the Assets unto Buyer, its successors and assigns, against every person whomsoever lawfully claiming the same or any part thereof by, through or under Seller, but not otherwise; and

(b) The Assets are free and clear of liens, encumbrances, obligations, or defects which arise as a result of actions taken (or effective) or omitted at or prior to the execution of this Assignment by through or under Seller, and (A) are otherwise subject only to contractually binding arrangements which are conventional, which are customarily experienced in the oil and gas industry, and (B) are not subject to any matters which will result in a breach of any representation or warranty of Seller made in this Assignment or to be contained in any documents to be delivered by Seller and connected with this Assignment.

3.

This Assignment is expressly made subject to the terms and provisions of that certain Purchase and Sale Agreement dated June 18, 2007, executed by and between Seller and Buyer, and all of its terms and provisions are incorporated into this Assignment by reference thereto. In the event of a conflict between the terms and provisions of the aforementioned Purchase and Sale Agreement and this Assignment, the terms and provisions of the Purchase and Sale Agreement shall control.

Ex. B

4.

This Assignment is expressly made subject to the following contracts or agreements:

(a)  The Prior Act of Sale and Assignment;

(b)  Joint Operating Agreement dated November 4, 2006, executed by and between Plymouth, as Operator, and Seller, as Non-Operator;

(c) Letter Agreement - Recompletion of Empire #5 Welsh Field, Jefferson Davis Parish, Louisiana, , executed by and between Miss-Lou, EK Oil Company, Inc. (“EK”) and Bacque & Bacque, LLC (“Bacque”), as owners, and Allan Singer, agreed and accepted on November 22, 2006;

(d) Letter Agreement - Recompletion of Empire #5 Welsh Field Jefferson Davis Parish, Louisiana, executed by and between Miss-Lou, EK and Bacque, as owners, and Ronald S. D’Antoni, agreed to and accepted on November 20, 2006;

(e) Letter Agreement - Recompletion of Empire #5 Welsh Field Jefferson Davis Parish, Louisiana, executed by and between Miss-Lou, EK and Bacque, as owners, and Gary Brozowski, agreed to and accepted on November ___, 2006;

(f) Letter Agreement - Recompletion of Empire #5 Welsh Field Jefferson Davis Parish, Louisiana, executed by and between Miss-Lou, EK and Bacque, as owners, and Steven Sinek, agreed to and accepted on November 23, 2006; and

(g) Letter Agreement - Plymouth Resource Group II, Inc. - Empire No. 5 Welsh Field, Jefferson Davis Parish, Louisiana, executed by and between Miss-Lou, EK and Bacque, as owners, and Boyd Byers, agreed to and accepted on February 13, 2007.

5.

This Assignment shall be binding upon Seller and Buyer and upon their respective successors, assigns, and legal representatives and may be executed in any number of counterparts.

6.

Seller agrees to deliver or cause to be delivered to Buyer any additional instrument that Buyer may reasonably request for the purpose of carrying out the intent of this Assignment.

7.

The references herein to liens, encumbrances, burdens, defects and other matters are for the purpose of defining the nature and extent of Seller’s warranty and shall not be deemed to ratify or create any rights in third parties. Neither this Assignment nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

8.

THIS ASSIGNMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA.

IN WITNESS WHEREOF, Seller and Buyer have executed this Assignment effective for all purpose as of the Effective Time, in the presence of the undersigned competent witnesses.

SELLER

WITNESSES:     Miss-Lou Petroleum LLC

________________________   By: /s/  Ruben A. Shealy
                    Ruben A. Shealy
________________________    Managing Member
(Printed Name of Witness)

(Printed Name of Witness)
BUYER

WITNESSES:     Affiliated Holdings, Inc.

_________________________   By: /s/  Kevan Casey
                    Kevan Casey
_________________________    President
(Printed Name of Witness)

(Printed Name of Witness)

Ex. B

ACKNOWLEDGMENT

STATE OF LOUISIANA

PARISH OF ST. TAMMANY

On this __ day of June, 2007, before me, the undersigned Notary Public, personally came and appeared Ruben A. Shealy, to me personally known, who, being by me duly sworn, did say he is the Managing Member of Miss-Lou Petroleum LLC, and that the foregoing instrument was signed on behalf of said limited liability company by authority of its Articles of Organization for the purposes and consideration therein expressed, and he did declare and acknowledge the foregoing instrument to be his free act and deed and the free act and deed of said limited liability company.

Notary Public
State of Louisiana
Notary Name:
Notary I.D. or La Bar No.:
My Commission Expires:

ACKNOWLEDGMENT

STATE OF TEXAS

COUNTY HARRIS

On this __ day of June, 2007, before me, the undersigned Notary Public, personally came and appeared Kevan Casey, to me personally known, who, being by me duly sworn, did say he is the President of Affiliated Holdings, Inc., and that the foregoing instrument was signed on behalf of said corporation by authority of its Board of Directors for the purposes and consideration therein expressed, and he did declare and acknowledge the foregoing instrument to be his free act and deed and the free act and deed of said corporation.

_________________________  _____
Notary Public
State of
Notary Name:
Notary I.D. or Bar No.:
My Commission Expires: